BlackRock Funds II:
   LifePath(r) Active 2015 Portfolio
     LifePath(r) Active 2020 Portfolio
     LifePath(r) Active 2025 Portfolio
     LifePath(r) Active 2030 Portfolio
     LifePath(r) Active 2035 Portfolio
     LifePath(r) Active 2040 Portfolio
     LifePath(r) Active 2045 Portfolio
     LifePath(r) Active 2050 Portfolio


77(I)
Terms of new or amended securities

Effective November 27, 2012, each Fund's Institutional Shares were re-designated as Class K Shares and each Fund began offering a new share class designated as Institutional Shares. Reference is made to Registrant's Prospectus and Statement of Additional Information, as filed with the Securities and Exchange Commission on Post-Effective Amendment No. 88 to the Registrant's Registration Statement on Form N-1A filed on November 27, 2012. A copy of the Registrant's Amended and Restated Certificate of Classification of Shares is attached under sub-item 77Q1(a).